                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

                               Exolon Esk Company
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   302101-100
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.  302101-100                                        Page 1 of 7 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power                    28,744
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power                       0


                                 7) Sole Dispositive Power                    0


                                 8) Shared Dispositive Power                  0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person     28,744



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   6.0


   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

                               Exolon Esk Company
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   302101-100
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.  302101-100                                        Page 2 of 7 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                        28,744
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                           0


                            7) Sole Dispositive Power                        0


                            8) Shared Dispositive Power                      0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person    28,744



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                        [   ]


   11)  Percent of Class Represented by Amount in Row (9)                  6.0

   12)  Type of Reporting Person (See Instructions)                         HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

                               Exolon Esk Company
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   302101-100
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.  302101-100                                        Page 3 of 7 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, National Association*  22-1146430


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization              United States


  Number of Shares             5) Sole Voting Power              28,744
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                 0


                               7) Sole Dispositive Power              0


                               8) Shared Dispositive Power            0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  28,744



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                 6.0


   12) Type of Reporting Person (See Instructions)                         BK


       *formerly known as Midlantic Bank, National Association.

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

PNC Bank Corp., One PNC Plaza, 249 5th Avenue, Pittsburgh, PA 15222-2707

PNC Bancorp, Inc., 222 Delaware Avenue, Wilmington, DE 19899

PNC Bank, National Association, One PNC Plaza, 249 5th Avenue,
Pittsburgh, PA 15222-2707

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1996:

(a) Amount Beneficially Owned:                             28,744 shares

(b) Percent of Class:                                                6.0

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote               28,744
      (ii) shared power to vote or to direct the vote                  0
     (iii) sole power to dispose or to direct the disposition of       0
      (iv) shared power to dispose or to direct the disposition of     0

ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 14, 1997
         ------------------------------------------------
         Date

         /s/ ROBERT L. HAUNSCHILD
         ------------------------------------------------
         Signature - PNC Bank Corp.


         Robert L. Haunschild, Senior Vice President and
                               Chief Financial Officer
         ------------------------------------------------
         Name/Title


         February 14, 1997
         ------------------------------------------------
         Date


         /s/ PAUL L. AUDET
         ------------------------------------------------
         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         ------------------------------------------------
         Name/Title


         February 14, 1997
         ------------------------------------------------
         Date


         /s/ THOMAS R. MOORE
         ------------------------------------------------
         Signature - PNC Bank, National Association

         Thomas R. Moore, Vice President and
                          Assistant Secretary
         ------------------------------------------------
         Name/Title


         An Agreement to file a joint statement was previously filed as Exhibit A to the Schedule 13G filed on February 12, 1996.